CORINDUS VASCULAR ROBOTICS, INC. S-8

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Stock Award Plan of Corindus Vascular Robotics, Inc. of our reports dated March 19, 2018 with respect to the consolidated financial statements of Corindus Vascular Robotics, Inc. and the effectiveness of internal control over financial reporting of Corindus Vascular Robotics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 8, 2018